Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

Dated as of February 26, 2026

Supplementing that Certain

INDENTURE

Dated as of March 5, 2024

Among

TPG OPERATING GROUP II, L.P., THE GUARANTOR PARTIES HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

4.875% Senior Notes due 2031

TABLE OF CONTENTS

		PAGE

ARTICLE I
ISSUANCE OF SECURITIES

SECTION 1.1.	Issuance of Notes; Principal Amount; Maturity; Title	2
SECTION 1.2.	Interest	2
SECTION 1.3.	Relationship with Base Indenture	3

ARTICLE II
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1.	Definitions	3

ARTICLE III
SECURITY FORMS

SECTION 3.1.	Form Generally	8
SECTION 3.2.	Form of Note	8

ARTICLE IV
REMEDIES

SECTION 4.1.	Waiver of Past Defaults	16

ARTICLE V
REDEMPTION OF SECURITIES

SECTION 5.1.	Optional Redemption	16
SECTION 5.2.	Base Indenture	17

ARTICLE VI
PARTICULAR COVENANTS

SECTION 6.1.	Liens	17
SECTION 6.2.	Obligation to Offer to Repurchase Upon a Change of Control Repurchase Event	17

ARTICLE VII
SUPPLEMENTAL INDENTURES

SECTION 7.1.	Supplemental Indentures with Consent of Holders of the Notes	19

ARTICLE VIII
DEFEASANCE

SECTION 8.1.	Covenant Defeasance	20

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ARTICLE IX
MISCELLANEOUS

SECTION 9.1.	Execution as Supplemental Indenture	21
SECTION 9.2.	Not Responsible for Recitals or Issuance of Notes	21
SECTION 9.3.	Separability Clause	21
SECTION 9.4.	Successors and Assigns	21
SECTION 9.5.	Execution and Counterparts	21
SECTION 9.6.	Governing Law	22

ii

This Third Supplemental Indenture, dated as of February 26, 2026 (the “Third Supplemental Indenture”), among TPG Operating Group II, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware, having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 (the “Company”), the Guarantors party hereto and U.S. Bank Trust Company, National Association, as Trustee under the Base Indenture (as hereinafter defined) and hereunder (the “Trustee”), supplements that certain Indenture, dated as of March 5, 2024, among the Company, the Guarantors named therein and the Trustee (the “Base Indenture” and, subject to Section 1.3 hereof, together with this Third Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY AND THE GUARANTORS

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s senior debt securities (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 203 of the Base Indenture, and the Guarantees thereof by the Guarantors;

WHEREAS, Section 1101 of the Base Indenture provides, among other things, that the Company, the Guarantors and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 201 and 203 of the Base Indenture and (b) adding to or changing any of the provisions to the Base Indenture in certain circumstances;

WHEREAS, the Company and the Guarantors desire to create a series of Securities designated as the “4.875% Senior Notes due 2031” of the Company (as amended or supplemented from time to time, to be issued under the Indenture, including the Initial Notes (as defined below) and any Additional Notes (as defined below), the “Notes”) pursuant to the terms of this Third Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture and the Notes to be issued from time to time, as provided for in the Indenture;

WHEREAS, each Guarantor has duly authorized its Guarantee of the Notes and to provide therefor each Guarantor has duly authorized the execution and delivery of this Third Supplemental Indenture;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Third Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, the Company and each Guarantor covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

ISSUANCE OF SECURITIES

SECTION 1.1. Issuance of Notes; Principal Amount; Maturity; Title.

(1)

Pursuant to the terms hereof and Sections 201 and 203 of the Base Indenture, the Company hereby creates the Notes, which shall be deemed “Securities” for all purposes under the Base Indenture. The Notes shall mature on May 15, 2031 (the “Stated Maturity”), unless all of the Notes are redeemed prior to that date as described in Section 5.1. The aggregate principal amount of Notes that may be issued under the Base Indenture is unlimited.

(2)

On February 26, 2026, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, $500,000,000 aggregate principal amount of 4.875% Notes due 2031 (the “Initial Notes”) substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Third Supplemental Indenture, and with such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officer executing such Notes, as evidenced by the execution of such Notes.

(3)

The Company may, at any time and from time to time, without the consent of the Holders, issue additional 4.875% Notes due 2031 hereunder as part of the same series and on the same terms and conditions (and having the same Guarantors) and with the same CUSIP number as the Initial Notes (“Additional Notes”), but such Additional Notes may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date than such Initial Notes; provided that if any Additional Notes are not fungible for U.S. federal income tax purposes with the Initial Notes, such Additional Notes will be issued with a separate CUSIP number from the Initial Notes.

(4)	The Notes shall be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

SECTION 1.2. Interest.

(1)

Subject to applicable law, interest on the Notes will accrue at an annual rate of 4.875% from, and including, the date specified on the face of such Note, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date (as defined below), the maturity date or the Redemption Date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)

The Company shall pay interest on the Notes semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing November 15, 2026, provided that the final Interest Payment Date of the Notes shall be May 15, 2031.

(3)	Interest shall be paid on each Interest Payment Date to the record Holders of the Notes after the close of business on the Regular Record Date (as defined below).

(4)

Amounts due on the Stated Maturity or earlier Redemption Date or repurchase date of the Notes will be payable at the Corporate Trust Office of the Trustee. The Company shall make payments of principal, premium, if any, and interest or Redemption Price or repurchase price in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company shall be required to maintain a Paying Agent in each Place of Payment for the Notes. Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may require Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes. References to “interest” include interest accruing on the Notes and on unpaid amounts, as applicable, and in each case to the extent permitted by applicable law.

(5)

If any Interest Payment Date, Stated Maturity, or earlier Redemption Date or repurchase date falls on a day that is not a Business Day in The City of New York, the Company shall make the required payment of principal, premium, if any, and/or interest or Redemption Price or repurchase price on the next succeeding Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or earlier Redemption Date or repurchase date, as the case may be, to such next succeeding Business Day.

SECTION 1.3. Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Third Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture will govern and be controlling.

ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1. Definitions.

For all purposes of this Third Supplemental Indenture (except as herein otherwise expressly provided or unless the context of this Third Supplemental Indenture otherwise requires):

(1)	any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Third Supplemental Indenture;

(2)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(3)	“including” means including without limitation; and

(4)

unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements and instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Third Supplemental Indenture otherwise requires) for all purposes of this Third Supplemental Indenture have the respective meanings specified or as referenced in this Section 2.1. All other terms used in this Third Supplemental Indenture that are defined in the Base Indenture, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Third Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture, as in force at the date of this Third Supplemental Indenture as originally executed; provided that any term that is defined in both the Base Indenture and this Third Supplemental Indenture shall have the meaning assigned to such term in this Third Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 1.1(3).

“Below Investment Grade Rating Event” means the rating on the Notes is lowered in respect of a Change of Control and the Notes are rated below Investment Grade by any two of three Rating Agencies on any date from the date of the public notice of a transaction or transactions that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60-day period the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if at least two Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Credit Group taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing TPG Person; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing TPG Person, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the controlling interests in (a) the Parent Guarantor or (b) one or more Guarantors that together hold all or substantially all of the combined assets of the Credit Group taken as whole.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing TPG Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who (a) is an executive of the TPG Group, (b) devoted substantially all of his or her business and professional time to the activities of the TPG Group during the 12 month period immediately preceding such date of determination and (c) did not become an executive of the TPG Group or begin devoting substantially all of his or her business and professional time to the activities of the TPG Group in contemplation of a Change of Control, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary (any Person referred to in clause (ii), (iii) or (iv) is referred to as a “Related Party”). Notwithstanding the foregoing, each of the executive officers of the Parent Guarantor and any Related Party of any such executive officer shall be deemed to be a Continuing TPG Person.

“Covenant Defeasance” has the meaning specified in Section 8.1.

“Covered Subsidiaries” means the subsidiaries of the Credit Parties, but excluding the Excluded Subsidiaries, the Fund Entities and the Securitization Entities.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Excluded Subsidiary” means any (i) limited partnership, limited liability company, corporation or equivalent entity that is organized under the laws of a jurisdiction (other than any state of the United States) that the Company reasonably believes, based on the advice of counsel, would prohibit or would otherwise materially adversely affect the validity or enforceability of the guarantee arrangements under the Notes and the Indenture contemplated to be entered into by such entity if it were a guarantor or the ability of such entity to perform its obligations under the Notes and the Indenture if it were a guarantor and (ii) any subsidiary of an entity described in clause (i).

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor thereto.

“Fund Entity” means (i) any private equity fund, real estate investment fund, credit fund, hedge fund or similar investment fund or vehicle in respect of which any of the Credit Parties or any of their subsidiaries acts as manager or investment advisor or has rights with respect to carried interests or management fees, (ii) any portfolio company of any such fund or vehicle or (iii) any entity in which any entities described in clause (i) or clause (ii) has an investment.

“H.15” means the statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication).

“H.15 TCM” means the H.15 under the caption “U.S. government securities–Treasury constant maturities— Nominal” (or any successor caption or heading).

“Initial Notes” has the meaning specified in Section 1.1(2).

“Interest Payment Date” has the meaning specified in Section 1.2(1).

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Notes” has the meaning specified in the Recitals of the Company and the Guarantors herein.

“Par Call Date” means April 15, 2031.

“Permitted Liens” means (i) liens on voting stock or profit participating equity interests of any subsidiary existing at the time such entity becomes a direct or indirect subsidiary of the Parent Guarantor or is merged into a direct or indirect subsidiary of the Parent Guarantor (provided such liens are not created or incurred in connection with such transaction and do not extend to any other subsidiary), (ii) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (iii) other liens of a similar nature as those described in subclause (ii) above, (iv) liens existing on the issue date of the Initial Notes, (v) liens on voting stock or profit participating equity interests of any subsidiary of a Credit Party that is not itself a Credit Party securing Indebtedness or any other obligations of a subsidiary of a Credit Party that is not itself a Credit Party, (vi) liens securing Indebtedness for borrowed money in an aggregate principal amount outstanding at any one time not to exceed $600 million, (vii) any pledge, lien or other encumbrance (a) that the board of directors of the Parent Guarantor determines does not materially detract from or interfere with the value or control, as of the date of such determination, of the Credit Parties’ or any of their subsidiaries’ voting or profit participating equity ownership interests in any subsidiary and (b) in respect thereof the Company delivers an Officer’s Certificate to the Trustee certifying that it has received a confirmation from the Rating Agencies (as defined below) that the incurrence of such pledge, lien or other encumbrance would not result in a lowering of the rating on the Notes (provided that, to the extent the Rating Agencies are then no longer providing advance confirmation of ratings, such Officer’s Certificate shall certify that the board of directors of the Parent Guarantor has determined that such pledge, lien or other encumbrance would not materially detract from the creditworthiness of the Credit Parties), and (viii) any lien renewing, extending or refunding any lien permitted by clauses (i) through (vii) above without increase of the principal of the Indebtedness secured thereby (other than by the amount of fees and expenses in connection therewith).

“Prospectus Supplement” means the Company’s prospectus supplement, dated as of February 19, 2026, relating to the Notes.

“Rating Agency” means (i) each of Fitch, Moody’s and S&P and (ii) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the close of business on April 30 and October 31, as the case may be, immediately preceding the applicable Interest Payment Date, whether or not a Business Day.

“Remaining Life” means the period from the Redemption Date to the Par Call Date.

“Repurchase Price” has the meaning specified in Section 6.2(1).

“Repurchase Price Payment Date” has the meaning specified in Section 6.2(3)(C).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Securitization Entities” means each of TPG Holdings I FundingCo, L.P., TPG Holdings II FundingCo, L.P., TPG Holdings III FundingCo, L.P., TPG Holdings I FinanceCo, L.P., TPG Holdings II FinanceCo, L.P., TPG Holdings III FinanceCo, L.P., TPG Holdings I FundingCo GP, LLC, TPG Holdings II FundingCo GP, LLC, TPG Holdings III FundingCo GP, LLC, TPG Holdings I FinanceCo GP, LLC, TPG Holdings II FinanceCo GP, LLC and TPG Holdings III FinanceCo GP, LLC and any other entity formed for the purpose of engaging in or facilitating structured or securitization financing and other activities reasonably related thereto (whether now existing or formed after the issue date of the Initial Notes).

“TPG Group” means TPG Operating Group II, L.P., the direct and indirect parents (including, without limitation, general partners) of TPG Operating Group II, L.P. (the “Parent Entities”), any direct or indirect subsidiaries of the Parent Entities or TPG Operating Group II, L.P., the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the TPG Group (“TPG Fund”) and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which a TPG Fund has an investment.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

(1)

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent H.15 TCM. In determining the Treasury Rate, the Company shall select, as applicable: (i) the yield for the Treasury constant maturity on H.15 exactly equal to Remaining Life; (ii) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (iii) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(2)

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time on such date. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of the principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

ARTICLE III

SECURITY FORMS

SECTION 3.1. Form Generally.

(1)

The Notes shall be in substantially the form set forth in Section 3.2 of this Article III, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Third Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistent herewith, be determined by the Officer executing such Notes, as evidenced by the execution thereof. All Notes shall be in fully registered form.

(2)

The Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officer of the Company executing such Notes, as evidenced by the execution of such Notes.

(3)

Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities in definitive, fully registered form without interest coupons. Each such Global Security shall be duly executed by the Company, authenticated and delivered by the Trustee and shall be registered in the name of DTC, as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Securities will be shown on, and transfers will only be made through, the records maintained by DTC and its participants and indirect participants, including Clearstream and Euroclear.

SECTION 3.2. Form of Note.

[FORM OF FACE OF NOTE]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY TRUST COMPANY (“DTC”) OR ITS NOMINEE OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

TPG OPERATING GROUP II, L.P.

4.875% SENIOR NOTE DUE 2031

No. Principal Amount (US)$

CUSIP NO. 87268Q AA4

ISIN NO. US87268QAA40

TPG Operating Group II, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of _________ United States Dollars (U.S.$ ), or such other principal amount as shall be set forth in the Schedule of Increases and Decreases in the Note attached hereto, on May 15, 2031 and to pay interest thereon, from February 26, 2026, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, to but excluding the next Interest Payment Date, which shall be May 15 and November 15 of each year, commencing November 15, 2026, at the annual rate of 4.875%, until the principal hereof is paid or made available for payment.

The interest so payable, and paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be April 30 and October 31, as the case may be, immediately preceding the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of principal of, and premium, if any, and interest on this Note will be made at the Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments, by wire transfer of immediately available funds to a United States Dollar account maintained in New York, New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds U.S. $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing a check to such Holder’s registered address.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

TPG OPERATING GROUP II, L.P., as Issuer

By: TPG Holdings II-A, LLC, its general partner

By:
Name: Martin Davidson
Title: Chief Accounting Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: ____________

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: Authorized Signatory

[FORM OF REVERSE OF NOTE]

1. Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “4.875% Senior Notes due 2031” (herein called the “Notes”), issued under a Third Supplemental Indenture, dated as of February 26, 2026 (the “Third Supplemental Indenture”), to an Indenture, dated as of March 5, 2024 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and herein with the Third Supplemental Indenture, collectively, the “Indenture”), among the Company, the Guarantors named therein and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $500,000,000 in aggregate principal amount, except for, or in lieu of other Notes of the series pursuant to Sections 205, 206, 208, 307 or 1106 of the Base Indenture and except for any Notes which, pursuant to Section 204 of the Base Indenture, are deemed never to have been authenticated and delivered. The Third Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

2. Optional Redemption. Prior to April 15, 2031 (the “Par Call Date”), the Company may redeem the Notes, in whole or in part, at its option at any time or from time to time, on notice given not more than 60 days nor less than 10 days prior to the Redemption Date, at a Redemption Price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of (i) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate, plus 20 basis points, and (ii) 100% of the principal amount of the Notes being redeemed, plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at its option, at any time or from time to time, on notice given not more than 60 days nor less than 10 days prior to the Redemption Date, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the Applicable Procedures. The Notes and portions of Notes will be selected in amounts of $2,000 and multiples of $1,000 in excess thereof. If the Notes are held in definitive form, the Trustee will so select by lot.

3. Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem all of the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part (each new Note will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, pursuant to the provisions of Section 6.2 of the Third Supplemental Indenture.

4. Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

5. Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal, premium, if any, and interest so declared due and payable, all obligations of the Company in respect of the payment of the principal of and any premium or interest on the Notes shall terminate.

No Holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to the Trustee of an Event of Default and the continuance thereof with respect to the Notes, specifying an Event of Default, as required under the Indenture; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed herein.

6. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

8. Guarantee. As expressly set forth in the Base Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Base Indenture.

9. Governing Law. THE INDENTURE, THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)

TEN ENT (= tenants by the entireties (Cust))

JT TEN (= joint tenants with right of survivorship and not as tenants in common)

UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE

The initial principal amount of this Note is $    . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount o f increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

ARTICLE IV

REMEDIES

SECTION 4.1. Waiver of Past Defaults.

Section 812 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 812 in the Base Indenture shall instead be deemed to refer to this Section 4.1.

Subject to Section 802 of the Base Indenture and the proviso at the end of this sentence, the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder with respect to the Notes and its consequences, except (i) a Default in the payment of the principal of, premium, if any, or interest on or the Redemption Price or Repurchase Price of any Note or (ii) in respect of a covenant or provision hereof or of the Base Indenture which under Article VII hereof or under Article XI of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected; provided that there has been paid or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such Default or Event of Default.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Third Supplemental Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1. Optional Redemption.

(1)

Prior to the Par Call Date, the Company may redeem the Notes, in whole or in part, at its option at any time or from time to time, on notice given not more than 60 days nor less than 10 days prior to the Redemption Date, at a Redemption Price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of (i) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate, plus 20 basis points, and (ii) 100% of the principal amount of the Notes being redeemed, plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.

(2)

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at its option, at any time or from time to time, on notice given not more than 60 days nor less than 10 days prior to the Redemption Date, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(3)

If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the Applicable Procedures. The Notes and portions of Notes will be selected in amounts of $2,000 and multiples of $1,000 in excess thereof. If the Notes are held in definitive form, the Trustee will so select by lot.

(4)	Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a transaction or other event.

SECTION 5.2. Base Indenture.

Any redemption of the Notes under Section 5.1 above shall be in accordance with Article III of the Base Indenture (Redemption of Securities).

ARTICLE VI

PARTICULAR COVENANTS

SECTION 6.1. Liens.

The Credit Parties shall not, and shall not cause or permit any of their respective Covered Subsidiaries to, create, assume, incur or guarantee any Indebtedness for money borrowed that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Covered Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Covered Subsidiaries, without providing that the Notes (together with, if the Credit Parties shall so determine, any other Indebtedness of the Credit Parties ranking equally in right of payment with the Notes) will be secured equally and ratably with or prior to all other Indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities for so long as such other Indebtedness is so secured. This Section 6.1 shall not limit the ability of the Credit Parties or their Subsidiaries to incur Indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of the Credit Parties and their respective Covered Subsidiaries.

SECTION 6.2. Obligation to Offer to Repurchase Upon a Change of Control Repurchase Event.

(1)

If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem all of the Notes pursuant to Article V hereof and Article III of the Base Indenture, the Company shall make an offer to each Holder of Notes to repurchase all or any part (each new Note will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes (the “Change of Control Offer”) at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase (the “Repurchase Price”).

(2)

In connection with any Change of Control related to a Change of Control Repurchase Event and any particular reduction in the rating on the Notes, the Company shall request from the Rating Agencies each such Rating Agency’s written confirmation that such reduction in the rating on the Notes was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of any Below Investment Grade Rating Event). The Company shall promptly deliver an Officers’ Certificate to the Trustee certifying as to whether or not such confirmation has been received or denied.

(3)

Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall give notice to each Holder of Notes, with a written copy to the Trustee. Such notice shall state:

(A) a description of the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(B) that a Change of Control Offer is being made pursuant to this Section 6.2;

(C) the Repurchase Price and the date on which the Repurchase Price will be paid, which date shall be a Business Day that is no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Repurchase Price Payment Date”); and

(D) if the notice is given prior to the date of consummation of the Change of Control, a statement that the Change of Control Offer is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(4)

The Company shall comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(5)	On the Repurchase Price Payment Date, the Company shall, to the extent lawful:

(A) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(B) deposit with the Paying Agent an amount equal to the aggregate Repurchase Price in respect of all Notes or portions of Notes properly tendered; and

(C) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the Repurchase Price for such Notes, and the Trustee shall promptly authenticate (if applicable) and deliver (or cause to be transferred by book-entry) to each Holder of Notes properly tendered a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note representing any unpurchased portion of any Notes surrendered will be in a minimum principal amount of $2,000 or any integral multiple of $1,000 in excess thereof.

(6)

Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes such an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer or (ii) the Company has given written notice of a redemption of all of the Notes as provided under Section 304 of the Base Indenture; provided that the Company has not failed to pay the Redemption Price on the Redemption Date.

ARTICLE VII

SUPPLEMENTAL INDENTURES

SECTION 7.1. Supplemental Indentures with Consent of Holders of the Notes.

Section 1102 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 1102 in the Base Indenture shall instead be deemed to refer to this Section 7.1.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange for the Notes), by Act of said Holders delivered to the Company, the Guarantors and the Trustee, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such Notes under the Indenture; provided, however, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note;

(2)

reduce the principal amount of any Note which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 802 of the Base Indenture or the Stated Maturity thereof pursuant to Section 803 of the Base Indenture, or reduce the rate of or extend the time of payment of interest on any Note;

(3)	reduce the price at which the Notes must be repurchased in connection with a Change of Control Repurchase Event;

(4)	reduce any premium payable upon the redemption of or change the date on which any Note may or must be redeemed;

(5)	change the coin or currency in which the principal of or premium, if any, or interest on any Note is payable;

(6)

impair the right of any Holder to institute suit for the enforcement of payment of principal amount, interest, or premium, if any, on its Notes, on or after the respective due dates expressed or provided for in such Notes;

(7)

reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for modification or amendment of this Third Supplemental Indenture or the Base Indenture or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Base Indenture or this Third Supplemental Indenture or certain defaults thereunder and hereunder and their consequences) provided for in the Base Indenture and this Third Supplemental Indenture;

(8)	subordinate the Notes or any Guarantee to any other obligation of the Company or the applicable Guarantor;

(9)	modify the terms of any Guarantee in a manner adverse to the Holders of the Notes in any material respect; or

(10)	modify clauses (1) through (9) above.

It shall not be necessary for any Act of Holders under this Section 7.1 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive compliance with the Credit Parties’ covenants described under Section 6.1 hereof and Section 501 and Article VI of the Base Indenture.

ARTICLE VIII

DEFEASANCE

SECTION 8.1. Covenant Defeasance.

(1)

Section 1303 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 1303 in the Base Indenture shall instead be deemed to refer to this Section 8.1.

(2)

Upon the Company’s exercise of its option, if any, to have this Section 8.1 applied to the Notes, or if this Section 8.1 shall otherwise apply to the Notes, (1) the Company and the Guarantors shall be released from their respective obligations and any covenants provided pursuant to Article VI of this Third Supplemental Indenture and Section 504, Section 601 and Section 702 of the Base Indenture for the benefit of the Holders of such Notes and (2) the occurrence of any event specified in Section 801(4) and Section 801(5) of the Base Indenture shall be deemed not to be or result in an Event of Default, in each case with respect to such Notes and the related Guarantees as provided in Section 1303 of the Base Indenture on and after the date the conditions set forth in Section 1304 of the

Base Indenture are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes and the Guarantees thereof, each of the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section or Article, whether directly or indirectly by reason of any reference elsewhere herein or in the Base Indenture to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in the Base Indenture or in any other document, but the remainder of the Base Indenture, this Third Supplemental Indenture and such Notes and Guarantees thereof shall be unaffected thereby.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Execution as Supplemental Indenture.

This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and this Third Supplemental Indenture and the Base Indenture shall henceforth be read together, and any conflict between the Base Indenture and this Third Supplemental Indenture shall be resolved as provided in Section 1.3 of this Third Supplemental Indenture.

SECTION 9.2. Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

SECTION 9.3. Separability Clause.

In case any provision in this Third Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 9.4. Successors and Assigns.

All covenants and agreements in this Third Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

SECTION 9.5. Execution and Counterparts.

This Third Supplemental Indenture may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture and signature pages for all purposes. An electronic signature shall be of the same legal effect, validity and enforceability as a manually executed signature.

SECTION 9.6. Governing Law.

This Third Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed all as of the day and year first above written.

TPG Operating Group II, L.P., a Delaware limited partnership, as Issuer

By:	TPG Holdings II-A, LLC, its general partner

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer of the General Partner

TPG Inc., a Delaware corporation, as Parent Guarantor

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

TPG Operating Group I, L.P., a Delaware limited partnership, as Guarantor

By:	TPG Holdings I-A, LLC, its general partner

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer of the General Partner

TPG Operating Group III, L.P., a Delaware limited partnership, as Guarantor

By:	TPG Holdings III-A, L.P., its general partner

By:	TPG Holdings III-A, LLC, as general partner of TPG Holdings III-A, L.P.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer of the General Partner

[Signature Page to Third Senior Supplemental Indenture]

TPG Holdings II Sub, L.P., a Delaware limited partnership, as Guarantor

By:	TPG Operating Group II, L.P., its general partner

By:	TPG Holdings II-A, LLC, as general partner of TPG Operating Group II, L.P.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer of the General Partner

[Signature Page to Third Senior Supplemental Indenture]

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Assistant Vice President

[Signature Page to Third Senior Supplemental Indenture]